CONTACT:

For Roper

Chris Hix
Director of Investor Relations
(770) 495-5100
investor-relations@roperind.com

ROPER INDUSTRIES ANNOUNCES AGREEMENT TO ACQUIRE NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

Acquisition Includes Neptune Technology Group, DAP Technologies and DB Microware and is Expected to Be Accretive in the First Year

Investor Meetings Scheduled for Wednesday, October 22

Duluth, Georgia, October 21, 2003 – Roper Industries, Inc. (NYSE: ROP) today announced that it has signed a definitive agreement to acquire Neptune Technology Group Holdings Inc. from Investcorp, a global investment group, for total consideration of approximately $475 million, net of cash acquired and including debt assumed. The acquisition includes Neptune Technology Group, DAP Technologies and DB Microware and is expected to close in early 2004, subject to customary closing conditions including anti-trust review and clearance. In conjunction with the acquisition, Roper also announced a financing plan to create a more flexible capital structure.

The acquired businesses are expected to generate $195-$205 million of net sales and $57-$60 million of EBITDA in 2003 (see Table 1 for a definition and reconciliation of EBITDA). Their high EBITDA margins coupled with minimal working capital and capital expenditure requirements provide significant cash flow generation potential. These businesses could generate $0.55-$0.70 of additional cash earnings per share in 2004 (see Table 2 for a definition and reconciliation of cash earnings per share). Roper expects the acquisition to add approximately $0.10-$0.15 to diluted earnings per share in 2004 before charges related to inventory revaluation required under purchase accounting.

These businesses provide a complete solution of Automatic Meter Reading (AMR), data collection and metering to the North American water industry. Neptune’s share of the growing, technology-driven AMR business has been expanding, partly driven by the introduction of a radio frequency remote reading solution in 1997 that had grown to command 16% of the market by 2002. The vast majority of the North American water market remains available for AMR installation and upgrades. Neptune also has a steadily growing residential water meter business with 35% market share and an installed base of 27 million meters.

Complementing the meter and AMR business lines, DAP Technologies is a leading fully rugged handheld data collection/computer manufacturer serving portable data collection markets. DB Microware provides automation software for meter reading and service order management.

“These businesses are an excellent strategic fit with Roper and will be accretive to our EBITDA margins, cash flow and net sales growth,” said Brian Jellison, President and Chief Executive Officer of Roper. “Their strong EBITDA margin and cash flow reflect their market-leading engineered, application-oriented solutions for customers in niche markets. The meter business shares the sourcing and production competencies of our Industrial Technology segment, and we see strong potential to leverage our Instrumentation segment competencies to support the growth of the AMR, handheld instruments and software businesses.”

Mr. Jellison continued, “Over the past year, Roper has taken decisive action to strengthen the foundation of its business by putting in place a structure and management team to better identify and capture growth opportunities. As a result, the time is right for us to embrace this opportunity which so directly fits our disciplined acquisition criteria. This transaction further diversifies our geographic and end market opportunities, expands our access to growth markets, and enhances our strong margins.”

Creating a More Flexible Capital Structure

In connection with the proposed acquisition, Roper also announced a financing plan designed to create a more flexible long-term capital structure. The Company indicated that it would raise approximately $625 million in a senior secured credit facility consisting of five-year term loans and a three-year revolving credit facility. In addition, Roper plans to issue approximately $150-$200 million of convertible subordinated notes and approximately $150-$200 million of common stock for cash. These financing components, which are subject to prevailing market conditions, would fund the acquisition, retire Roper’s existing senior notes and repay the Company’s existing revolving credit facility.

“In addition to financing the acquisition, we plan to significantly improve our capital structure by repaying all amounts outstanding under our existing credit facility and replacing $125 million of senior guaranteed secured notes – which have a blended annual interest rate of 7.65% – with a lower cost, more flexible option,” Mr. Jellison said. “Looking ahead, we expect our strong financial performance and the new capital structure will enable Roper to achieve investment grade status and provide for further acquisitions to help drive continued long-term growth.”

Roper signed a definitive commitment letter for the senior secured credit facility with Merrill Lynch Capital Corporation, JPMorgan Chase Bank and Wachovia, N.A., who have also agreed under the credit facility commitment letter to provide up to $300 million of acquisition bridge financing if necessary. The financing plan is contingent on the closing of the acquisition and execution of definitive financing agreements. Roper expects to incur exceptional debt extinguishment costs of approximately $13-$17 million net of tax in connection with the early retirement of its existing senior notes due in 2007 and 2010.

Accelerated Growth Opportunities

“Due to a growing focus on customer service, pricing, and conservation, utilities have a rapidly growing need to measure consumption of resources more frequently, accurately, and efficiently,” said Mr. Jellison. “These technology-driven businesses fit nicely with Roper’s market-focused Industrial Technology and Instrumentation segments.”

Specifically, the business lines being acquired are:

•	Neptune’s Encoders and Radio Technology/Automatic Meter Reading (AMR): Neptune has a 16% share of the RF segment of the North American water AMR market, which is growing rapidly due to customer migration to Neptune’s AMR technology. Today, 89% of the water market remains available for AMR installation and upgrades.

•	Neptune’s Water Meters: Neptune is a market leader in the North American water meter industry with 27 million installed residential water meters and an established network of relationships with thousands of water systems and utilities. Strong, recurrent replacement demand represents approximately 2/3 of annual meter sales.

•	DAP Technologies Fully Rugged Handheld Computers: DAP Technologies is the leading manufacturer of fully rugged hand-held, portable and tablet computers serving utility markets, as well as field service, manufacturing, transportation and military markets.

•	DB Microware Routing Software: DB Microware designs, engineers and installs software for route optimization in utility meter reading applications and route mapping for delivery vehicles.

Investment Community Meetings on Wednesday with Dial-In and Web Access

Roper Industries will hold meetings with the investment community to discuss the acquisition at 10:00 AM ET, Wednesday, October 22, at the Grand Hyatt Hotel, Park Avenue at Grand Central, in New York City, and at 4:00 PM ET the same day at the LeMeridien Hotel at 250 Franklin Street, in Boston.

Telephone Access: The 10:00 AM ET meeting can be accessed by calling (800) 289-0436 (US/Canada) or +1 (913) 981-5507 and using the passcode 716335. A telephonic replay will be available for up to two weeks after the meeting by calling +1 (719) 457-0820 and using the passcode 716335. To obtain copies of the presentation, please visit the Investor Information section of the Company’s web site at www.roperind.com.

Webcast: A webcast of the 10:00 AM ET meeting will also be accessible on the Company’s website, and will be archived there for up to two weeks beginning shortly after the conclusion of the meeting.

Table 1: Definition and Reconciliation of Neptune EBITDA
(Millions)

Forecast Data

2003
Net Income	$1
Add: Minority Interest in Consolidated Subsidiary	1
Add: Non-Recurring Charges	4
Add: Interest Expense	21-22
Add: Income Taxes	1
Add: Depreciation	5
Add: Amortization	24-26

Equals: EBITDA	$57-$60

Table 2: Definition and Reconciliation of Neptune Cash Earnings per Share

Forecast Data

2004
Fully Diluted Earnings per Share	$0.10-$0.15
Add: Depreciation and Amortization per Share	$0.45-$0.55

Equals: Fully Diluted Cash Earnings per Share	$0.55-$0.70

About Roper Industries

Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including a glossary for terms used by the Company and registration for Company’s press releases via email, is available on the Company’s website, www.roperind.com. In this transaction, Roper was advised by Merrill Lynch and Devon Value Advisers.

About Investcorp

Investcorp is a global investment group with offices in the New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It was established in 1982 and has since completed transactions with an aggregate value of approximately US $25 billion. In the United States, Investcorp and its clients currently own corporate investments that include Aero Products, PlayPower and MW Manufacturers. In Europe, Investcorp and its clients currently own corporate investments that include Avecia, Gerresheimer Glas AG and Welcome Break. In the sale of Neptune to Roper, Investcorp was advised by UBS Investment Bank and Watch Hill Partners LLC. Additional information about Investcorp is available on the Company’s website www.investcorp.com

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding our proposed acquisition of Neptune Technology Group Holdings Inc. (the acquisition), the terms of our financing plan, and the impact of our acquisition of the acquisition on our future results of operations and cash flows. These statements reflect management’s current beliefs and are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to complete the acquisition, secure financing on favorable terms, integrate the acquisition and realize expected synergies. We also face other general risks, including reductions in our business with Gazprom, our ability to realize cost savings from our restructuring initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets. Other important risk factors are discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2002, and may be discussed in subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

We refer to certain non-GAAP financial measures in this presentation. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found within this press release.

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